UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 2, 2012

Potomac Bancshares, Inc.
(Exact Name of Registrant as Specified in Charter)

West Virginia
(State of Other Jurisdiction of Incorporation)

0-24958
(Commission File Number)

55-0732247
(IRS Employer Identification No.)

111 E. Washington St., PO Box 906, Charles Town WV 25414-0906
(Address of Principal Executive Offices) (Zip Code)

304-725-8431
Registrant’s telephone number, including area code

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.02. Results of Operations and Financial Condition.

For Immediate Release March 2, 2012

     Robert F. Baronner Jr., President and CEO of Potomac Bancshares, Inc., announced the following fourth quarter and full year 2011 unaudited results for Potomac Bancshares, Inc., the one bank holding company for Bank of Charles Town located in Charles Town, West Virginia.

     For the fourth quarter ended 12/31/11, Potomac Bancshares, Inc. generated net income of 11 cents per basic and diluted share which is 1 cent shy of the net income generated per share for the fourth quarter of 2010. For the twelve months ended 12/31/11, total net loss was $1.01 Million compared to net income of $1.79 Million for the twelve months ended 12/31/10. Basic and diluted loss per share for the year ended 12/31/11, was 30 cents compared to earnings in 2010 of 53 cents per basic and diluted share.

     Contributing to the net loss for 2011 compared to 2010 was an increase in the loan loss provision of $1.7 million and increased costs associated with foreclosed properties of $2.6 million. As previously communicated to our shareholders, the charges primarily occurred in the third quarter of 2011.

     For 2011, the bank was able to maintain a fairly strong non-interest income level of $4.4 million and net interest income of $9.7 million which is consistent with the previous two years.

     Both Tier One Leverage Capital and Total Risked Based Capital levels in 2011 decreased from 2010 levels as evidenced by the table below. The decrease is the result of the net loss in 2011. Given the previous mentioned charges to earnings and its effect on capital we will not pay a dividend this quarter. Note that the bank continues to maintain its well capitalized status even after taking these charges to earnings. Once credit conditions begin to improve, then at that time we would expect improved profitability.

	(Unaudited)
	Actual		Actual
	12/31/11	Ratio	12/31/10	Ratio
Total Capital (to risk weighted assets)	27,481	13.13%	30,798	14.24%
Tier 1 Capital (to risk weighted assets)	24,842	11.87%	28,065	12.97%
Tier 1 Capital (to average assets)	24,842	8.56%	28,065	9.36%

POTOMAC BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
December 31, 2011 and 2010
($ in thousands, except share data)

(unaudited)
	2011	2010
ASSETS
Cash and due from banks	$1 485	$2 185
Interest-bearing deposits in other financial institutions	11 445	7 995
Federal funds sold	794	2 725
Securities available for sale, at fair value	42 331	42 690
Loans held for sale	198	76
Loans, net of allowance for loan losses of $4,484
in 2011 and $5,012 in 2010	202 761	214 238
Premises and equipment, net	7 923	8 270
Other real estate owned, net of valuation allowance
of $2,197 in 2011 and $95 in 2010	6 393	6 563
Accrued interest receivable	832	960
Bank owned life	6 932	6 397
Federal Home Loan Bank of Pittsburgh stock	808	765
Other assets	5 491	4 745
Total Assets	$287 393	$297 609

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits
Noninterest-bearing	$37 050	$26 695
Interest-bearing	216 067	230 727
Total Deposits	253 117	257 422
Securities sold under agreements to repurchase	3 415	7 382
Federal Home Loan Bank advances	1 523	2 717
Accrued interest payable	204	361
Other liabilities	3 669	2 951
Total Liabilities	$261 928	$270 833

STOCKHOLDERS’ EQUITY
Common stock, $1 per share par value; 5,000,000 shares
authorized; 3,671,691 shares issued	$3 672	$3 672
Surplus	3 943	3 932
Undivided profits	22 648	23 725
Accumulated other comprehensive (loss), net	(1 932)	(1 687)
	$28 331	$29 642
Less cost of shares acquired for the treasury, 281,513 shares	2 866	2 866
Total Stockholders’ Equity	$25 465	$26 776

Total Liabilities and Stockholders’ Equity	$287 393	$297 609

POTOMAC BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2011, 2010 and 2009
($ in thousands, except per share data)

	(Unaudited)
	2011	2010	2009
Interest and Dividend Income:
Interest and fees on loans	$11 648	$12 923	$13 801
Interest on securities available for sale - taxable	660	755	933
Interest on securities available for sale - nontaxable	231	202	148
Interest on federal funds sold	1	3	7
Other interest and dividends	31	21	24
Total Interest and Dividend Income	$12 571	$13 904	$14 913

Interest Expense:
Interest on deposits	$2 804	$3 972	$4 772
Interest on securities sold under agreements to repurchase
and federal funds purchased	59	84	148
Interest on Federal Home Loan Bank and Federal Reserve
Bank advances	37	87	201
Total Interest Expense	$2 900	$4 143	$5 121

Net Interest Income	$9 671	$9 761	$9 792

Provision for Loan Losses	3 343	1 599	6 690

Net Interest Income after Provision
for Loan Losses	$6 328	$8 162	$3 102

Noninterest Income:
Trust and financial services	$894	$842	$758
Service charges on deposit accounts	1 831	1 854	2 205
Visa/MC Fees	759	676	563
Cash surrender value of life insurance	234	235	238
Miscellaneous income	287	38	4
Gain on sale of securities	- -	- -	42
Other operating income	363	431	471
Total Noninterest Income	$4 368	$4 076	$4 281

Noninterest Expenses:
Salaries and employee benefits	$4 980	$4 731	$5 351
Net occupancy expense of premises	629	648	570
Furniture and equipment expenses	912	783	948
Accounting, audit and compliance	189	145	194
Computer services and online banking	331	184	91
Loss (gain) on sale of other real estate	343	(223)	(776)
FDIC assessment	453	563	711
Printing, stationery and supplies	195	182	207
Communications	187	183	184
Foreclosed property expense	551	677	1 272
Write down of other real estate	2 182	17	303
ATM and check card expense	344	291	326
Other operating expenses	1 660	1 583	1 678
Total Noninterest Expenses	$12 956	$9 764	$11 059
(Loss) Income Before Income Tax (Benefit) Expense	$(2 260)	$2 474	$(3 676)
Income Tax (Benefit) Expense	(1 250)	680	(1 436)
Net (Loss) Income	$(1 010)	$1 794	$(2 240)
(Loss) Earnings Per Share, basic and diluted	$(.30)	$.53	$(.66)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POTOMAC BANCSHARES, INC.

/s/ Robert F. Baronner, Jr.
Robert F. Baronner, Jr., President and CEO
March 2, 2012